Exhibit 99.1

GT Biopharma, Inc. Announces 1-for-30 Reverse Stock Split

BRISBANE, CALIFORNIA, February 1, 2024 (GLOBE NEWSWIRE) — GT Biopharma, Inc. (NASDAQ: GTBP) (the “Company”), a clinical stage immuno-oncology company focused on developing innovative therapeutics based on the Company’s proprietary natural killer (NK) cell engager, TriKE® platform, announced today that it will conduct a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-30. The reverse stock split will become effective at 5:00 p.m. Eastern time, on February 2, 2024. The Company’s common stock will continue to be traded on the Nasdaq Capital Market under the symbol “GTBP” and will begin trading on a post-split basis at the market open on February 5, 2024. The CUSIP number for the common stock following the reverse stock split will be 36254L 308. The reverse stock split is part of the Company’s plan to regain compliance with the Minimum Bid Price Requirement of $1.00 per share for continued listing on The Nasdaq Capital Market.

The reverse stock split was approved by the Company’s stockholders at the Company’s Special Meeting of Stockholders held on December 18, 2023, which authorized the Company to effect the reverse stock split at the discretion of the Company’s Board of Directors within certain parameters approved by stockholders. The Company’s Board subsequently approved the final reverse split ratio of 1-for-30.

The reverse stock split reduces the number of shares of the Company’s outstanding common stock from approximately 41,419,000 shares to approximately 1,380,633 shares, subject to adjustment due to the treatment of fractional shares. Proportionate adjustments will be made to the number of shares underlying, and the exercise prices of, the Company’s outstanding stock options and other equity awards, and to the number of shares of common stock issuable under the Company’s equity incentive plans. There will be no change to the number of authorized shares of common stock or to the par value per share.

Information for GTBP Stockholders

As a result of the reverse stock split, every thirty pre-split shares of common stock outstanding will become one share of common stock. The Company’s transfer agent, Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A. (collectively, “Computershare”) will serve as the exchange agent for the reverse stock split.

Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the reverse stock split, subject to each broker’s particular processes, and will not be required to take any action in connection with the reverse stock split. Stockholders holding shares of the Company’s common stock in certificate form will receive a transmittal letter with instructions as soon as practicable after the effective date.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive their pro rata portion of the net proceeds obtained from the aggregation and sale by the exchange agent of the fractional shares resulting from the reverse stock split (reduced by any customary brokerage fees, commissions and other expenses).

About GT Biopharma, Inc.

GT Biopharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of immuno-oncology therapeutic products based on our proprietary TriKE® NK cell engager platform. Our TriKE® platform is designed to harness and enhance the cancer killing abilities of a patient’s immune system’s natural killer cells. GT Biopharma has an exclusive worldwide license agreement with the University of Minnesota to further develop and commercialize therapies using TriKE® technology. For more information, please visit gtbiopharma.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” regarding future events and our future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the markets in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects”, “intends,” “plans,” “believes,” “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements in this release include statements regarding effectuating a 1-for-30 reverse stock split. Readers are cautioned that these forward-looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in our most recent annual report on Form 10-K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and we undertake no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to our filings with the Securities and Exchange Commission.

TriKE® is a registered trademark owned by GT Biopharma, Inc.

Contacts:

Investor Relations:

Corey Davis, Ph.D.

cdavis@lifesciadvisors.com

212-915-2577

SOURCE GT Biopharma, Inc.